AMERICAN STORES COMPANY
                                 KEY MANAGEMENT
                      LONG-TERM PERFORMANCE INCENTIVE PLAN
                               1996 - 1997 - 1998


PLAN PURPOSE

The purposes of the American Stores Company Long-Term Performance Incentive Plan ("Plan") are to:

     " focus executive's attention prospectively on long-term results and balance the effect of the short-term incentive plan;

     " direct attention to overall corporate performance and reward achievement of the Company's long-term financial goals; and

     " maintain the competitiveness of the American Stores' compensation program, and assist in retaining executives.

ELIGIBILITY

Participation in the American Stores Company Long-Term Performance Incentive Plan is limited to key executives who have a significant impact on the long-term results of the Company. Participation will be on a selected basis, reflecting position responsibilities and impact on long-term results.

PERFORMANCE CYCLES

Performance cycles will be three years in length, with a new cycle starting every year. Cash payments, if warranted by Corporate performance, will be made at the end of the three-year cycle. Assuming performance goals continue to be met, payments will be made annually upon completion of each cycle, based on results over the previous three years.

TARGETED AWARDS

Long-term performance award opportunities are designed to balance the effect of the Company's short-term incentive awards, to provide meaningful long-term incentive compensation and to result in competitive total direct compensation levels. The degree of attainment of the Corporation's long-term performance goals determines the actual size of the participant's awards. Target awards are 20% of the participant's average annual base salary over the three-year performance cycle based on achieving 100% of target earnings per share (E.P.S.). The award is increased for each 1% above the target E.P.S. (see Exhibit I). The maximum award attainable is 70% of the participant's average annual base salary over the three-year performance cycle.


PERFORMANCE MEASUREMENT

The 96-97-98 Plan will be based on total earnings performance based on E.P.S. and will be set by the Compensation and Stock Option Committee.

DETERMINATION OF INDIVIDUAL AWARDS

The award schedule is shown in Exhibit I. Exhibit II provides an example of the performance award calculation.

The E.P.S. award is based upon how the Company's total E.P.S. over the three-year cycle compares to the preset goal, as set by the Compensation and Stock Option Committee. As an example, if American Stores' total three year E.P.S. is 100% of target, the E.P.S. award would be 20% of the participant's average annual base salary over the three-year performance cycle.
ADMINISTRATION OF PLAN

The following are administrative guidelines for the American Stores Company Long-Term Performance Incentive Plan:

      " The Compensation and Stock Option Committee of the Board of Directors has final approval of the Plan. Determination of attainment of the performance measure will be made by the Compensation and Stock Option Committee.

      " Awards will be made in April following each performance cycle after the final financial results of American Stores Company have been approved.

      "   All awards will be made in cash.

      " In the case of death, disability as determined under the American Stores Long-Term Disability Plan, or retirement at or after age 57, generally a pro rata award will be made based upon the number of months of service completed during the award cycle(s) and the participant's average annual base salary. Payment will be made at the end of the performance cycle(s) (i.e., after the final financial results of American Stores Company have been approved). A pro rata award will not be made to individuals retiring at or after age 57 who begin competing with the company within 1 year of leaving employment.
           For purposes of this paragraph the word "competing" shall mean working or consulting for a retail establishment in the food or drug business in direct competition with a business operated by the Company or its subsidiaries as a supermarket store, a drug store, a warehouse store, a club store or any combination thereof, or that primarily sells the products which constitute at least ten percent (10%) of the products sold in any of the stores described above.
      " Individuals who are selected to participate in the Plan during a cycle will receive an award prorated based on the salary received during the period they were participants in the Plan.

      " Nothing contained in this Plan should be construed as an express or implied contractual obligation. The Company reserves the right to promote, demote, discipline, terminate, make compensation decisions, and otherwise manage its employees as it deems fit.

      " In the event the participant's position or responsibilities change (other than termination) to the extent that it is determined that he or she is no longer eligible to participate in the Plan, the participant will be paid at the end of the cycle an award prorated on the basis of time he or she was a participant.

      " Unless otherwise approved in writing by the Chairman of the Board, any participant who resigns or is terminated during a performance cycle forfeits all rights to any awards.

      " The Compensation and Stock Option Committee has authority to interpret the Plan and make all determinations required to administer the Plan.

      " For those bonus payments made after the calendar year in which the employee either dies or retires at or after age 57, an additional payment will be made at the same time the bonus payment is made. The calculation for this payment will be:

           Bonus payment multiplied by the latest available American Store Retirement Estates (ASRE)
           company contribution on pay factor.

                     Plus
           Bonus payment multiplied by 6% and this result multiplied by the latest available ASRE company match on personal deposits factor.

     " Upon the occurrence of a Change in Control, as such term is defined in the American Stores Company Employee Severance Policy, each participant in the Plan shall receive a prorated performance award payable in a lump sum within 30 days after the date of such Change in Control (the `Change in Control Award''). For purposes of calculating the Change in Control Award:

          i. `Total Three Year E.P.S. As Percent of Target'on the E.P.S. Award Schedule attached as Exhibit 1 shall be deemed to be equal to (A) if at least one fiscal year in the current performance cycle has completed as of the date of such Change in Control, the quotient (expressed as a percentage) resulting from the division of (I) the total E.P.S. for all fiscal years in the current performance cycle that have been completed as of the date of such Change in Control by
          (II) the sum of the targeted annual E.P.S. for each such completed fiscal year as reflected in the materials considered by the Board of Directors at the time the Plan was adopted (the `Board Materials''), as thereafter adjusted pursuant to the terms of the Plan; or (B) if no fiscal year in the current performance cycle has completed prior to the date of such Change in Control, 100%; and

          ii. The `Average annual base salary' for each participant shall be deemed to equal the quotient resulting from the division of (I) the total base salary accrued by such participant from the beginning of the current performance cycle through the date of such Change in Control by (II) 3.

          Moreover, within 10 days after the occurrence of such Change in Control, the Company shall provide to each participant a written accounting of the basis for the calculations described above (including the targeted annual E.P.S. for completed fiscal years) as reflected in the Board Materials.



                                    EXHIBIT I


                            AMERICAN STORES COMPANY

                       96-97-98 LONG-TERM INCENTIVE PLAN

                             E.P.S. AWARD SCHEDULE



      Total Three Year    Performance Award As A
      E.P.S. As  Percent  Percent of Average Annual
      of Target           Base Salary For the Cycle*         Ratio

      120%                70% = Maximum Award
                                                            3:1
      110%                40%
                                                            2:1
      100%                20%
                                                            1:1
       90%                10%
                                                            1:1
       80%                 0%

     * Performance award is paid at the end of each performance cycle (one cycle ending every three years), and is calculated using average annual base salary over the three-year performance cycle times the percentage of performance award earned.



                 EARNINGS PER SHARE FOR 1996 - 1997 - 1998 PLAN


                      THREE YEAR TARGETED  E.P.S. IS $7.72


The three year target E. P. S. of $7.72 is based on the current number of outstanding common shares which is approximately 147,000,000. In the event that the amount of common shares outstanding is increased through stock dividends or stock splits or conversion of convertible debt the target earnings per share will be adjusted.

                                   EXHIBIT II


                            AMERICAN STORES COMPANY

                         PERFORMANCE AWARD CALCULATIONS

                                 1996-1997-1998


 To calculate your bonus determine the actual E.P.S. as a percentage of target and convert this into the "performance award" as a percentage of average annual base salary.

 For example, if the total 3-year E.P.S. as a percentage of target is 105%, the performance award is 30% of your average annual base salary:

      20% at target plus 2% for each 1% above 100% of target ( 5 x 2% = 10%) for a total of 30%.

 "Average annual base salary" is calculated by totaling your salary while a participant and dividing by 3.


      Example #1:Year     Salary

                  96     95,000       Participant for full cycle
0                  97    100,000      "average annual base
                  98    105,000       salary" is 100,000

 Average annual base salary x performance award as a percentage of average annual base salary = LTIP Bonus Award

           100,000   X         30%       = LTIP Bonus of $30,000


      Example #2:Year     Salary
                                      Participant for last 30
                  96     47,500       months of cycle
                  97    100,000       "average annual base
                  98    105,000       salary" is 84,167

 Average annual base salary x performance award as a percentage of average annual base salary = LTIP Bonus Award

             84,167    x    30%    =LTIP Bonus of $25,250